Exhibit 10.2

CONTRACT FOR PROFESSIONAL AND TECHNICAL SERVICES

BETWEEN

GEOVIC CAMEROON PLC

AND

GEOVIC, LTD.

This Contract for Professional and Technical Services, and amendments thereto, together with the Schedules hereto (the “Services Contract”) is made effective as of January 1, 2010 (the “Effective Date”), by and between Geovic Cameroon PLC, a company under Cameroonian Law, (hereinafter referred to as “Geovic Cameroon”) having a head office located at Bastos – Yaoundé, P.O. Box 11555, Cameroon; and Geovic Ltd., a body incorporated under the laws of the Cayman Islands which holds a 60 percent equity ownership of Geovic Cameroon and which is a wholly-owned operating subsidiary of Geovic Mining Corporation, (hereinafter together referred to as “Geovic”) having a head office located at 1200 Seventeenth Street, Suite 980, Denver, Colorado, 80202, USA (each a “Party” and collectively, the “Parties”).

PREAMBLE

WHEREAS, Geovic Cameroon, the exclusive holder of the mining rights and titles resulting from the Mining Convention of the 31 st of July 2002 and Mining Permit N° 33 of 11 April 2003, intends to procure as necessary professional and technical services from Geovic (the “Services”);

WHEREAS, Geovic Cameroon is in need of Services to advance its Nkamouna and Mada cobalt-nickel-manganese projects and related projects within the Mining Permit area (collectively the “Project”) in southeastern Cameroon;

WHEREAS, Geovic is duly qualified and willing to perform the Services set forth in this Services Contract to Geovic Cameroon in support of the development and administration of certain aspects of Geovic Cameroon’s Project in southeastern Cameroon;

WHEREAS, in order to provide these Services in a proficient and cost-effective manner, Geovic will capitalize on its unique strength in management, planning and developing the operating competencies of mining companies and mining projects; Geovic has developed these strengths through the extensive experience of its management and staff with many mining companies, public and private, and a multitude of resource-related projects located around the world; and

MINDFUL of the fact that the Services to be performed by Geovic under this Services Contract are based on each Geovic Cameroon annual work program and budget approved and adopted by the Geovic Cameroon Board of Directors (the “Geovic Cameroon Annual Budget”), beginning with the Geovic Cameroon Annual Budget for the year commencing January 2010, and continuing for each year thereafter until this Services Agreement is terminated in the manner described herein; and the Geovic Cameroon Annual Budget for each year thereafter, when approved and adopted by the Geovic Cameroon Board of Directors, shall establish the basis for updating Schedule A, Scope of Services, and Schedule B, Financial Terms, to the Services Contract replacing Schedules A and B for the prior year;

Contract for Professional and Technical Services – Page 1 of 6

NOW THEREFORE WITNESSES that in consideration of the mutual covenants and agreements contained herein, the Parties agree that this Services Contract shall be implemented in accordance with the following terms and conditions:

1. SERVICES TO BE PERFORMED

Geovic agrees to perform Services in accordance with the needs and requirements of the Project development cycle as may be requested by Geovic Cameroon. Based on the Geovic Cameroon Annual Budget most recently adopted and approved by the Geovic Cameroon Board of Directors, Geovic agrees to perform the Services requested by Geovic Cameroon as described and attached hereto as Schedule A; and the Parties acknowledge and agree that Schedule A may be revised annually upon the mutual written agreement of the Parties, consistent with the Geovic Cameroon Annual Budget then in effect.

The general Services to be performed by Geovic and the anticipated quarterly deliverables to be accomplished and/or presented are described on Schedule A. A quarterly report concerning the Services performed under the Services Contract shall be provided to the Geovic Cameroon General Manager by or before the last day of the month following the end of the quarter. The Parties recognize that the quarterly deliverables defined on Schedule A represent the best available information at the time the Geovic Cameroon Annual Budget was approved. The Parties further recognize that the specific actions and/or schedule and/or budget may change during the term of the Services Agreement. Geovic will use the quarterly reports to advise Geovic Cameroon of any deviations or modifications to the deliverable actions and/or schedule and/or budget. Geovic will not exceed the authorized budget amount without prior authorization by Geovic Cameroon.

2. GEOVIC TEAM

Key members of the Geovic Team are identified on Schedule C (the “Geovic Team”) along with a brief summary of their relevant qualifications and experience. Geovic will give Geovic Cameroon at least 30 days prior written notice of any changes to the Geovic Team on Schedule C. The Geovic Team will be supported by a qualified group of technical and administrative personnel. Technical and administrative staff may be Geovic employees or independent service providers. All Services provided under this Services Contract will be accomplished by properly qualified personnel and supervised by Geovic.

Contract for Professional and Technical Services – Page 2 of 6

3. REMUNERATION

The remuneration for the performance of Services by Geovic during the term of this Services Contract shall be based on the total man-hours involved for carrying out the said Services. The man-hours, utilization, hourly charge rates, and total budget estimate for the Geovic Team are detailed and attached hereto as Schedule B. Schedule B may, and is intended to be modified from time to time to reflect changes in rates of compensation, difficulty of services, changing nature of services required and provided, and other factors. The Parties shall mutually agree to all material changes in Schedules B and shall negotiate changes in good faith; until so changed, the charge rates shown of Schedule B shall continue to apply, notwithstanding that a Geovic Cameroon Annual Budget for a succeeding year may have been adopted.

4. OUTSIDE CONTRACTORS AND OTHER PROJECT COSTS

All agreements with, and obligations to, outside contractors and consultants relating to the Project within the scope of this Services Contract shall be signed by Geovic Cameroon and all related costs shall be paid directly by Geovic Cameroon.

Geovic shall be reimbursed by Geovic Cameroon for its cost and expenses. Geovic will report to Geovic Cameroon on work programs, budgets and delivery schedule of outside contractors and consultants in its quarterly report to Geovic Cameroon.

5. TERMS AND CONDITIONS OF PAYMENT

The financial terms of this Services Contract are presented on Schedule B. The remuneration for performance of Services by Geovic under this Services Contract has been negotiated for 2010 on reasonable commercial terms for a total budgeted amount of $1,500,000 (one million, five hundred thousand) in consideration of arm’s length principles and the OHADA Uniform Acts, as well as in accordance with Article 3 and Article 7, Section 7.3 of the Geovic Cameroon Shareholders Agreement. Each future revision to Schedule B will likewise be so negotiated.

Normal costs and expenses (notably transportation, lodging, telecommunications, meals, and incidentals) incurred by the Geovic Team in respect of this Services Contract shall be paid directly by Geovic Cameroon or reimbursed on an actual cost reimbursable basis.

Geovic shall invoice Geovic Cameroon quarterly for Services performed and reimbursable expenses or other costs incurred subject to the terms outlined above in this Services Contract. Any payment not received within thirty (30) days of the date of the invoice will be subject to late payment fees of one percent (1%) per month delinquent. Such late payment fees will not be accounted against Geovic’s authorized budget under this Services Agreement.

All payments made by Geovic Cameroon pursuant to this Services Contract shall be paid by Geovic Cameroon in U.S. Dollars unless otherwise agreed to by the Parties.

Contract for Professional and Technical Services – Page 3 of 6

6. RESPONSIBILITY OF GEOVIC

Geovic shall perform its duties under this Services Contract in compliance with the laws and regulations of the Republic of Cameroon, the Mining Convention, and the Mining Permit in a prudent manner and with a comparable degree of care and skill as would be expected of a reputable third party service provider.

7. LIMITATION OF LIABILITY

In provision of the Services hereunder and subject to the application of the rules of agency, neither Geovic nor any of its affiliates nor any employees or agents of any of them shall be liable for any act or omission resulting in loss or damage to Geovic Cameroon, or any of its respective affiliates, except to the extent that such loss or damage is caused by the gross negligence or willful misconduct of Geovic, nor any of its affiliates nor any employees or agents of any of them in the course of their employment or agency. Notwithstanding the foregoing, neither Geovic, nor any of its affiliates, nor any employees or agents of any of them shall be liable for any indirect, consequential or punitive damages, including without limitation, damages for lost profits or lost business opportunities.

8. OWNERSHIP OF DOCUMENTS AND INTELLECTUAL PROPERTY RIGHTS

Geovic Cameroon is the owner of all rights, titles, and interests in all of the intellectual property rights, including copyrights, patents, trade secrets, trademarks, and service marks in the Services, Works and Documents created under this Services Contract.

Services and Works means all inventions, improvements, discoveries (whether or not patentable), databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, and disks conceived, reduced to practice, created or originated by Geovic, its employees, agents, consultants, subcontractors, and offshore contractors, either individually or jointly with others in the performance of this Services Contract.

Services and Works include “Documents.” Documents are the originals of any databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, disks, or other materials, whether in tangible or electronic forms, prepared by Geovic, its employees, agents, consultants, or subcontractors and offshore contractors, in the performance of this Services Contract. The Documents will be the exclusive property of Geovic Cameroon and all such Documents must be immediately returned to Geovic Cameroon by Geovic upon completion or cancellation of this Services Contract. Notwithstanding other provisions of this Section 8, Geovic shall be entitled to retain copies of Documents and to make reasonable use of them provided such use is not inconsistent with the successful commercialization of the Project by Geovic Cameroon.

Contract for Professional and Technical Services – Page 4 of 6

9. EMPLOYEES AND CONSULTANTS ON SECONDMENT

Notwithstanding any provisions to the contrary in this Services Contract, when Geovic provides its employee(s), consultant(s) or individual(s) to Geovic Cameroon to perform Services under the supervision, direction and control of Geovic Cameroon under this Services Contract (hereinafter “Seconded Employees or/and Consultants”), the Seconded Employees or/and Consultants shall be advised by Geovic Cameroon of all office, Project and facility rules, regulations, safety and health applicable procedures, and all laws and regulations of the Republic of Cameroon applicable to such persons.

Except as the agent of Geovic Cameroon under this Services Agreement, Geovic shall retain no right to supervise, direct or control the Seconded Employees and/or Consultants with respect to their performance of Services and all such supervision, direction and control shall only come from Geovic Cameroon but with technical coordination from Geovic as may be needed and appropriate.

10. TAXES

Any registration or tax requirements arising from the Services Contract or from Services performed under this Services Contract, notably the Special Tax on Revenue and Value Added Tax of the Republic of Cameroon shall be paid by Geovic Cameroon if and when applicable.

11. TERM OF THE SERVICES CONTRACT

The term of this Services Contract shall be one (1) year from the Effective Date (January 1st, 2010).

12. GENERAL PROVISIONS

The persons for each Party to whom notices are to be delivered are specified as follows:

Geovic Cameroon PLC

P.O. Box 11555,

Bastos – Yaoundé, Cameroon

Attention: General Manager

Telephone: +237-22 21 45 18

Facsimile: +235-22 21 18 02

Geovic, Ltd.

1200 Seventeenth Street, Suite 980

Denver, Colorado, USA 80202

Attention: Chief Executive Officer

Telephone: +303-476-6455

Facsimile: +303-476-6456

Contract for Professional and Technical Services – Page 5 of 6

13. ATTACHMENTS

Schedules A, B, and C, which are attached hereto, are incorporated by this reference into this Services Contract as fully set forth herein.

Schedule A: Scope of Services

Schedule B: Financial Terms

Schedule C: Geovic Team

IN WITNESS WHEREOF, the Parties hereto have caused this Services Contract to be duly executed by their duly authorized representatives, effective as of the Effective Date, signed in four (4) original copies in English.

GEOVIC CAMEROON PLC,

By:	/s/ Richard HOWE
Name:	Richard HOWE
Title:	General Manager

GEOVIC, LTD.,

By:	/s/ JOHN E. SHERBORNE
Name:	JOHN E. SHERBORNE
Title:	Chairman and CEO

Contract for Professional and Technical Services – Page 6 of 6

Schedule A

SCOPE OF SERVICES

2010

Services Generally Requested by Geovic Cameroon

Under the overall management, supervision and control of the Geovic Cameroon General Manager, Geovic will provide a range of services to Geovic Cameroon. These Services shall generally include:

a)	Assist in the professional development and of key Geovic Cameroon employees;

b)	Assist in the planning, analysis, and interpretation and provide general oversight and supervision for exploration operations and other work relating to geology and geologic interpretations for the Project;

c)	Assist in the analysis of and planning for development operations, mine construction operations and mining operations including all work related to the preparation of a final feasibility study and necessary documents for project financing;

d)	Assist in the preparation of tender materials, reviewing bids and interviewing and selecting the engineering, architectural and construction firms that may work on any aspect of the Project;

e)	Assist in negotiating contracts on behalf of Geovic Cameroon with any engineering, architectural and construction firms so selected;

f)	Assist in arranging for and supervising any mine planning, engineering, pre-stripping, site development and other work to be performed for Geovic Cameroon.

g)	Assist in coordinating and scheduling the work of any outside service providers selected to perform offshore work, and supervising the performance of such service providers as requested by Geovic Cameroon;

h)	Assist in procuring materials, supplies, equipment or services as may be needed or required in connection with the Project when suppliers are located abroad;

i)	Assist in marketing minerals produced by or for the Project;

j)	Assist in securing insurance coverage for the Project;

k)	Assist in applying for, obtaining and maintaining, all necessary governmental approvals or permits necessary in connection with any activity of the Project;

l)	Assist in conducting relations with international entities in connection with the Project; and

m)	Perform other such services as may be reasonably requested by Geovic Cameroon within the limits of the authorized budget in connection with any aspect or activity of the Project.

Schedule A – Page 1 of 5

Deliverables for the First Quarter (January 1 through March 31, 2010):

Q1.1.	Not later than April 31, 2010, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the quarter ending December 31, 2009.

Q1.2.	Deliver an initial mine plan and reserve estimate, to be used as input into the Feasibility Study Update (FSU). Such plan and estimate will be further refined in coordination with Lycopodium as the FSU evaluations progress.

Q1.3.	Complete the initial resource estimate for the Rapodjumbo area. Completion of this task is predicated on receipt of the final survey data from Geovic Cameroon.

Q1.4.	Initiate work defining mine equipment and maintenance shop requirements.

Q1.5.	Provide oversight and management of the batch and pilot testing programs being accomplished by Hazen Research to demonstrate and fix the metallurgical process by the end of Q1.

Q1.6.	Facilitate the direct participation by TAP members in the metallurgical testing programs due to the time-critical nature of this testwork.

Q1.7.	Provide data, information, direction and oversight to Lycopodium as they proceed with the FSU.

Q1.8.	Solicit proposal, agree on work scope, facilitate Geovic Cameroon contract and oversee work by Knight Piésold to update the environmental and social impact assessment conclusions relative to the current metallurgical process plans.

Q1.9.	Provide oversight for ongoing exploration, site activities and construction.

Q1.10.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q1.11.	Participate in marketing, financing, insurance and/or strategic alliance initiatives aimed at identifying potential metal sales agreements, identifying Project financing strategies, limiting political and business risks, and other arrangements as may be appropriate and beneficial to furthering the Project’s business arrangements.

Schedule A – Page 2 of 5

Q1.12.	Represent Geovic Cameroon’s position in mediation actions with Alliance team members.

Q1.13.	Assist in the implementation, training, and ongoing utilization of the J.D. Edwards financial software.

Q1.14.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended December 31, 2009 in accord with generally accepted accounting procedures.

Deliverables for the Second Quarter (April 1 through June 30, 2010):

Q2.1.	Not later than May 31, 2010, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the first quarter ending March 31, 2010.

Q2.2.	Provide data, information, direction and oversight to Lycopodium as they proceed with the FSU and work interactively with and supervise Lycopodium to deliver the final FSU by the end of Q2.

Q2.3.	Provide mine equipment and maintenance shop requirements to Lycopodium for integration with the FSU.

Q2.4.	Provide plans for water handling, runoff control, explosives storage, and haul roads to Lycopodium for integration with the FSU.

Q2.5.	Deliver optimized mine plan and reserve estimate report documenting the production and grade assumptions used in Lycopodium’s final FSU financial model (Item Q1.2).

Q2.6.	Provide mining scope capital cost estimate to Lycopodium for integration with the FSU.

Q2.7.	Identify qualified engineering, procurement, and construction management (EPCM) contractors, solicit bids and evaluate proposals to complete the final engineering and manage the procurement and construction of the project.

Q2.8.	Provide oversight for ongoing exploration, site activities and construction.

Q2.9.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q2.10.	Initiate search for financing and recommend the appointment of a financial advisor by the end of Q2.

Schedule A – Page 3 of 5

Q2.11.	Participate in marketing, financing, insurance, and/or strategic alliance initiatives as defined in Item 1.11. Focus on securing reliable off-take commitments by the end of Q2.

Q2.12.	Assist in the implementation, training, and ongoing utilization of the J.D. Edwards financial software.

Q2.13.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended March 30, 2010 in accord with generally accepted accounting procedures.

Deliverables for the Third Quarter (July 1 through September 30, 2010):

Q3.1.	Not later than July 31, 2010, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the second quarter ending June 30, 2010.

Q3.2.	Evaluate proposals (Item Q2.6) and recommend a preferred EPCM contractor to the Geovic Cameroon Board which, if appointed, will complete the final engineering and manage the procurement and construction of the project.

Q3.3.	Provide data, information, direction and oversight to EPCM contractor for authorized work on final engineering evaluations and design.

Q3.4.	Participate in marketing, financing, insurance, and/or strategic alliance initiatives as defined in Item 1.11. Focus on securing off-take agreements and reliable financing commitments.

Q3.5.	Assist in the oversight and management of follow up work needed on environmental permit requirements as a result of bank due diligence efforts.

Q3.6.	Provide oversight for ongoing exploration, site activities and construction.

Q3.7.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q3.8.	Assist in the implementation, training, and ongoing utilization of the J.D. Edwards financial software;

Q3.9.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended June 30, 2010 in accord with generally accepted accounting procedures.

Schedule A – Page 4 of 5

Deliverables for the Fourth Quarter (October 1 through December 31, 2010):

Q4.1.	Not later than October 30, 2010, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the third quarter ending September 30, 2010.

Q4.2.	Assist in directing the performance and completion of the studies contracted with Knight Piésold to design various project facilities, and in particular, the distribution system for the Napene Creek tailings storage facility.

Q4.3.	Provide data, information, direction and oversight to EPCM contractor for authorized work on final engineering evaluations and design.

Q4.4.	Provide oversight for ongoing exploration, site activities and construction.

Q4.5.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q4.6.	Participate in marketing, financing, insurance, and/or strategic alliance initiatives as defined in Item 1.11. Focus on securing major financing by end of Q4.

Q4.7.	Assist in the implementation, training, and ongoing utilization of the J.D. Edwards financial software;

Q4.8.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended September 31, 2010 in accord with generally accepted accounting procedures.

Schedule A – Page 5 of 5

SCHEDULE B

FINANCIAL TERMS

2010 - ANNUAL

Discipline	Service Type	Availability	Est Hours	Rate (US$/hr)	Budget (US$)
CEO/Sherborne	Management	21%	440	225	99,000

				Subtotal Management:	$99,000
				Percent of Total:	6.6%
Pgm Mgr/Beling	Technical	90%	1880	210	394,800
Chief Geologist/Buckovic	Technical	22%	450	175	78,750
Enviro/Social Pgms	Technical	13%	275	175	48,125
Technical Services/Briggs	Technical	98%	2030	150	304,425
Commercial Aspects	Technical	12%	250	150	37,500
Technical Support	Technical		2550	90	229,500

				Subtotal Technical:	$1,093,100
				Percent of Total:	72.9%
CFO/Hill	Financial	34%	700	170	119,000
Accounting Staff	Financial		1100	130	143,000

				Subtotal Financial:	$262,000
				Percent of Total:	17.5%
Admin Staff	Administration		765	60	45,900

				Subtotal Administration:	$45,900
				Percent of Total:	3.1%

				Total Budget:	$1,500,000

Schedule B – Page 1 of 2

SCHEDULE B

FINANCIAL TERMS

2010 - MONTHLY

Discipline	Budget (US$)	Jan-10	Feb-10	Mar-10	Apr-10	May-10	Jun-10	Jul-10	Aug-10	Sep-10	Oct-10	Nov-10	Dec-10
CEO/Sherborne	99,000	8,140	8,140	8,140	8,140	8,140	8,140	7,920	7,920	7,920	8,800	8,800	8,800
Pgm Mgr/Beling	394,800	32,461	32,461	32,461	32,461	32,461	32,461	31,584	31,584	31,584	35,093	35,093	35,093
Enviro/Social Pgms	48,125	3,957	3,957	3,957	3,957	3,957	3,957	3,850	3,850	3,850	4,278	4,278	4,278
Chief Geologist/Buckovic	78,750	6,475	6,475	6,475	6,475	6,475	6,475	6,300	6,300	6,300	7,000	7,000	7,000
Technical Services/Briggs	304,425	25,030	25,030	25,031	25,030	25,030	25,031	24,354	24,354	24,354	27,060	27,060	27,060
Commercial Aspects	37,500	3,083	3,083	3,083	3,083	3,083	3,083	3,000	3,000	3,000	3,333	3,333	3,333
Technical Support	229,500	18,870	18,870	18,870	18,870	18,870	18,870	18,360	18,360	18,360	20,400	20,400	20,400
CFO/Hill	119,000	9,784	9,784	9,784	9,784	9,784	9,784	9,520	9,520	9,520	10,578	10,578	10,578
Accounting Staff	143,000	11,758	11,758	11,758	11,758	11,758	11,758	11,440	11,440	11,440	12,711	12,711	12,711
Admin Staff	45,900	3,774	3,774	3,774	3,774	3,774	3,774	3,672	3,672	3,672	4,080	4,080	4,080

Total Budget:	$1,500,000	$123,333	$123,333	$123,333	$123,333	$123,333	$123,333	$120,000	$120,000	$120,000	$133,333	$133,333	$133,333
	Subtotal Q1-10:			$370,000	Subtotal Q2-10:		$370,000	Subtotal Q3-10:		$360,000	Subtotal Q4-10:		$400,000

Schedule B – Page 2 of 2

Schedule C

GEOVIC TEAM

2010

Key members of the Geovic Team:

Mr. John E. Sherborne, Geovic’s Chief Executive Officer (CEO), will be responsible for overall direction of the Services. Mr. Sherborne has held the CEO position since 2004 and before that served as the company’s Executive Vice President since 2002. Previously, he worked as an independent consultant for petroleum and mining companies specializing in strategic planning and new business development. Earlier, Mr. Sherborne served in a number of senior executive and management positions with Unocal Corporation over a career spanning 30 years.

Ms. Barbara A. Filas, Geovic’s Executive Vice President and Chief Administrative Officer (CAO), will be responsible for oversight and administration of social and environmental issues. Ms. Filas is a mining engineer who has been Executive Vice President and CAO of the Company since May 2009. Ms. Filas has been a Director of Geovic Cameroon PLC since December 2009. Prior to joining Geovic, Ms. Filas was the President of Knight Piesold and Co., a privately held Colorado corporation, which provided consulting services to the Company.

Mr. David C. Beling, Geovic’s Chief Operating Officer (COO), will provide technical direction of all Project related activities. Mr. Beling is a mining engineer and licensed professional engineer with more than 40 years experience in all facets of the mining industry, from technical studies to project and corporate financing to executive management. Mr. Beling has been with Geovic since 2003.

Mr. William A. Buckovic, Geovic’s Executive Vice President of Exploration, will serve as the Chief Geologist for the Services. Mr. Buckovic is Geovic’s founder and President, and is also a co-founder of GeoCam. Mr. Buckovic is an international exploration professional with a number of significant mineral deposit discoveries to his credit during his 35 year career, including the recognition of the major cobalt potential of the Cameroon nickel occurrences.

Mr. Brian K. Briggs, Geovic’s Manager of Technical Services, will oversee the ore reserve estimates and mine engineering aspects of the Services. Mr. Briggs is a mining engineer and licensed professional engineer who joined Geovic in 2009 with over 20 years of experience in a variety of civil, mining and construction settings.

Mr. Greg Hill, Geovic’s Chief Financial Officer (CFO), will be responsible for all finance related needs of GeoCam. Mr. Hill joined the Geovic team in 2006 following more than 30 years of finance related experience with energy, mining and information and medical technology companies. Mr. Hill holds an MBA from the Harvard Business School.

The above-named key members of the Geovic Team will be supported by a highly-qualified group of engineers, scientists, technicians and administrative staff. All support staff will work under the direct supervision of the above-named Geovic Team.

Schedule C – Page 1 of 1